SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Definitive Additional Materials

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THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF GAP INC. SHAREHOLDERS AND PROXY STATEMENT

May 12, 2004

San Francisco, California

GAP INC.  GAP  BANANA REPUBLIC  OLD NAVY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 12, 2004

To Our Shareholders:

The Annual Meeting of Shareholders of The Gap, Inc. will be held at the Delancey Street Foundation Town Hall, 600 The Embarcadero, San Francisco, California, on Wednesday, May 12, 2004 at 10:00 a.m., for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending on January 29, 2005;

3.	To approve the amendment and restatement of our Executive Management Incentive Cash Award Plan;

4.	To consider and act upon a shareholder proposal regarding executive compensation; and

5.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the Proxy Statement following this Notice.

You must be a shareholder of record at the close of business on March 15, 2004 to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote your shares by either (a) completing and returning the enclosed proxy card, (b) using the toll-free telephone number on your proxy card from the United States and Canada, or (c) using the internet by following the instructions on your proxy card.

If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and identification with you to the meeting. If you plan to attend the meeting and your shares are held in “street name” (your shares are in the name of your broker or bank), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy and identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification.

By Order of the Board of Directors,

Lauri M. Shanahan

Corporate Secretary

April 1, 2004

THE GAP, INC.

TWO FOLSOM STREET, SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on May 12, 2004 at 10:00 a.m. at the Delancey Street Foundation Town Hall, 600 The Embarcadero, San Francisco, California, and at any adjournment thereof. This statement and the enclosed form of proxy were first sent to shareholders on or about April 1, 2004. References in this Proxy Statement to the “Company,” “we,” “us,” and “our” refer to The Gap, Inc.

THE PROXY

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 29, 2005;

FOR approval of the proposal to amend and restate our Executive Management Incentive Cash Award Plan; and

AGAINST the shareholder proposal regarding executive compensation.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105 or by timely delivery of a properly executed, later-dated proxy (including a telephone or internet vote). You may also revoke your proxy by voting in person at the Annual Meeting.

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing, postage and administrative expenses as well as natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105 or by calling us at (415) 427-4697.

If you are a shareholder of record (your shares are in your name and not held in the name of your broker or bank) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Data Maintenance/The Gap, Inc., P.O. Box 64854, St. Paul, MN 55164-0854 or call us at (415) 427-4697. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you hold your stock in “street name,” (your shares are held in the name of your broker or bank), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTING SECURITIES AND VOTING RIGHTS

Our only outstanding voting securities are our shares of common stock, of which 898,095,233 shares were outstanding at the close of business on March 15, 2004. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” are, however, counted in determining whether there is a quorum.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees, based on data furnished by each nominee.

Name, Age, Principal Occupation During Past Five Years and Other Information	Served as Director Since

Howard Behar, 59	2003

Executive of Starbucks Corporation, a coffee retailer, 1989-1999 and 2001-2002. Director of Shurgard Storage Centers, Inc. and Starbucks Corporation.

Member of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Adrian D. P. Bellamy, 62	1995

Executive Chairman of The Body Shop International plc., a personal care retailer, since 2002. Chairman of Gucci Group NV and Reckitt Benckiser plc. Director of Williams-Sonoma, Inc. and The Robert Mondavi Corporation.

Chairman of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Donald G. Fisher, 75	1969

Chairman of the Board of the Company since 1969. Mr. Fisher will assume the role of Founder and Chairman Emeritus effective after the Company’s 2004 Annual Meeting. Director of The Charles Schwab Corporation.

No Board Committees

(Donald G. Fisher and Doris F. Fisher are husband and wife)

Doris F. Fisher, 72	1969

Merchandiser of the Company, 1969-2003. Mrs. Fisher ceased to be an employee of the Company in September 2003.

No Board Committees

(Donald G. Fisher and Doris F. Fisher are husband and wife)

Robert J. Fisher, 49	1990

Executive Vice President of the Company; 1992-1999; President of Gap Division 1997-1999. Mr. Fisher will assume the role of Chairman of the Board (a non-employee position) effective after the 2004 Annual Meeting. Director of Sun Microsystems, Inc.

No Board Committees

(Robert J. Fisher is the son of Donald G. and Doris F. Fisher)

Glenda A. Hatchett, 52	1999

Judge on the syndicated television program “Judge Hatchett” since 2000; Chief Judge, Fulton County Juvenile Court, Atlanta, Georgia, 1991-1999. Director of HCA Inc.

Member of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Penelope L. Hughes, 44	2002

Executive of The Coca-Cola Company, a beverage company, 1984-1994. Director of Trinity Mirror plc, Vodafone plc, and Skandinaviska Enskilda Banken AB.

Member of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Bob L. Martin, 55	2002

Independent Consultant since 1999; Executive of Wal-Mart Stores, Inc., a mass merchandising retailer, 1984-1999. Director of Edgewater Technology, Inc., Dillard’s, Inc., Furniture Brands International, Inc. and Sabre Holdings Corporation.

Lead Independent Director

Member of the Compensation and Management Development Committee

Chairman of the Governance, Nominating and Social Responsibility Committee

Jorge P. Montoya, 57	2004

President, Global Snacks & Beverages and President, Latin America of The Procter & Gamble Company, a consumer products company, since 1999. Director of Rohm and Haas Co.

No Board Committees

Paul S. Pressler, 47	2002

President and Chief Executive Officer of the Company since September 2002; Chairman of Walt Disney Parks and Resorts, an entertainment company, 2000-2002; President of Walt Disney Attractions, an entertainment company, 1998-2000.

No Board Committees

James M. Schneider, 50	2003

Senior Vice President and Chief Financial Officer of Dell Inc., a computer manufacturer, since 2000; Senior Vice President, Finance of Dell Inc., 1996-2000. Director of General Communication, Inc.

Member of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Mayo A. Shattuck III, 49	2002

Chairman of Constellation Energy Group, an energy company, since July 2002; President and Chief Executive Officer of Constellation Energy Group since November 2001; Co-Chairman and Co-Chief Executive Officer of Deutsche Bank Alex Brown, a brokerage and financial services company, 1999-2001; Vice Chairman of Bankers Trust Corporation, a banking and investment company, 1997-1999. Director of Capital One Financial Corporation.

Chairman of the Audit and Finance Committee

Member of the Governance, Nominating and Social Responsibility Committee

Margaret C. Whitman, 47	2003

President and CEO of eBay, Inc., an online retail company, since 1998. Director of eBay, Inc. and The Procter & Gamble Company.

Member of the Compensation and Management Development Committee

Member of the Governance, Nominating and Social Responsibility Committee

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

DIRECTOR INDEPENDENCE

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no material relationships with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company): Messrs. Behar, Bellamy, Martin, Montoya, Schneider, Charles Schwab (who is not standing for re-election) and Shattuck and Msess. Hatchett, Hughes and Whitman. In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

NOMINATION OF DIRECTORS

The Governance, Nominating and Social Responsibility Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Certain other directors and members of management will interview each candidate as requested by the Chairman, CEO or chair of the Committee.

The Governance, Nominating and Social Responsibility Committee has engaged SpencerStuart as an independent consultant to identify potential director nominees. SpencerStuart assists the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

In addition, the Governance, Nominating and Social Responsibility Committee will consider director nominees recommended by shareholders. We received no such recommendations for our 2004 Annual Meeting. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the 2005 meeting of shareholders, the shareholder must give written notice to our Corporate Secretary no later than the close of business (Pacific time) on February 15, 2005, and no earlier than January 16, 2005 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain (a) information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, (b) other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the Securities and Exchange Commission, (c) the nominee’s consent to the nomination and to serve, if elected, and (d) certain other information required by our Bylaws. If a shareholder fails to submit the notice by February 15, 2005, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2005 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained on gapinc.com or by writing to our Corporate Secretary at the above address.

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a CEO or CFO. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business. All director nominees are pre-screened to ensure each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

EVALUATION OF DIRECTORS

The Governance, Nominating and Social Responsibility Committee oversees a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to ensure the Board, committees, and individual members are effective and productive and to identify opportunities for improvement and skill set needs. As part of the process, each member completes a detailed and thorough questionnaire that includes Board, committee and individual review assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee reports annually to the full board with its assessment, at which time the full Board discusses opportunities and agrees upon plans for improvement as appropriate. Directors will not be nominated for re-election unless it is affirmatively determined that the director is substantially contributing to the overall effectiveness of the Board.

ATTENDANCE OF DIRECTORS AT ANNUAL MEETINGS OF SHAREHOLDERS

We have a new policy regarding attendance by directors at our Annual Meeting of Shareholders. It states that our Chairman, Lead Independent Director and committee chairs should attend and be available to answer questions at our Annual Meeting if reasonably practicable. It also encourages all other directors to attend. Given that the policy was just adopted in 2004, it may not be reasonably practicable for many of our directors and committee chairs to attend the 2004 Annual Meeting of Shareholders. Prior to the adoption of this new policy, Mr. Pressler attended our 2003 Annual Meeting.

BOARD COMMITTEES

The Board of Directors has three standing committees: the Audit and Finance Committee, the Compensation and Management Development Committee and the Governance, Nominating and Social Responsibility Committee, each of which is comprised solely of independent directors as defined under Securities and Exchange Commission and NYSE rules.

Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, the performance of the internal audit function, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Appendix A and is available at gapinc.com. The present members of the Audit and Finance Committee are Messrs. Schneider, Schwab (who is not standing for re-election) and Shattuck (Chairman) and Ms. Hughes.

Our Board of Directors has determined that the Audit and Finance Committee has at least two members who are “audit committee financial experts” as determined under Regulation S-K Item 410(h) of the Securities Exchange Act of 1934 – Messrs. Shattuck and Schneider – both of whom are independent directors.

Compensation and Management Development Committee

The Compensation and Management Development Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is available at gapinc.com. The present members of the Compensation and Management Development Committee are Messrs. Behar, Bellamy (Chairman) and Martin, and Msess. Hatchett and Whitman.

Governance, Nominating and Social Responsibility Committee

The Governance, Nominating and Social Responsibility Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, oversight of the Company’s policies and practices relating to social and environmental issues, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is available at gapinc.com. The present members of the Governance, Nominating and Social Responsibility Committee are Messrs. Behar, Bellamy, Martin (Chairman), Schneider, Schwab (who is not standing for re-election) and Shattuck, and Msess. Hatchett, Hughes and Whitman.

MEETINGS AND MEETING ATTENDANCE

During the last fiscal year, the Board of Directors held six meetings, the Compensation and Management Development Committee held seven meetings, the Audit and Finance Committee held eleven meetings, and the Governance, Nominating and Social Responsibility Committee held five meetings. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work with management outside formal meetings.

The independent directors meet without the presence of management during each regularly scheduled Board meeting and beginning in 2004, the non-employee directors will meet without the presence of management at least twice annually. The Lead Independent Director, Mr. Martin, currently presides at those meetings.

COMPENSATION OF DIRECTORS

We do not pay director fees to directors who are employees of the Company or any affiliated company.

We pay each of our directors who are not our employees (“non-employee directors”) a retainer that includes an annual retainer, attendance fees and committee chair fees (if applicable). The annual retainer component of the retainer is $50,000 per year, payable quarterly. The attendance fees received by our non-employee directors are $2,000 per Board meeting, plus $1,500 for each regularly scheduled committee meeting attended. The non-employee directors who serve as committee chairs for the Audit and Finance Committee and Compensation and Management Development Committee each receive an additional annual retainer of

$20,000, payable quarterly. The non-employee director who serves as the Chair of the Governance, Nominating and Social Responsibility Committee receives an additional annual retainer of $10,000, payable quarterly. In addition, we reimburse director travel expenses related to attending Board, committee and Company business meetings. All directors and their immediate families are eligible to receive discounts on our merchandise.

Under our Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her total retainer payable on a quarterly basis. Participating directors receive an option to purchase from 937 up to 2,500 shares of our common stock per quarter. Any such options will have an exercise price that is discounted to reflect an amount up to the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. Any portion of the foregone retainer that would otherwise result in the number of options exceeding the 2,500 share limit will be paid in cash. Shares issued under the plan will come from treasury shares. Each non-employee director participated in the plan in fiscal 2003, except Mrs. Fisher and Ms. Whitman. Each non-employee director has elected to participate in the plan in fiscal 2004, except Mrs. Fisher.

Under our 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 15,000 shares at the then-current fair market value, and (ii) annually, each continuing non-employee director automatically receives an option to purchase 3,750 shares at the then-current fair market value. All initial options to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director options are granted on the first business day after each Annual Meeting of Shareholders. The options normally become exercisable three years after the date of grant. In addition, the Compensation and Management Development Committee is authorized to grant discretionary options to non-employee directors. No discretionary grants were made in 2003. Mrs. Fisher has elected not to receive stock options.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only director still eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments equals the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments will continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

In fiscal 2003, Mrs. Fisher received $15,784 in the course of her employment as a merchandiser with the Company. As an employee, Mrs. Fisher did not receive the $50,000 annual retainer or the $2,000 per Board meeting fees paid to our non-employee directors and she did not receive stock options, but did participate in benefits that we make available to our employees generally, except for stock-based compensation and bonus programs. Mrs. Fisher resigned as an employee on September 30, 2003 and began receiving non-employee director compensation (other than stock options) effective at that time.

CORPORATE GOVERNANCE

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, and the description set forth in this section below shall not be deemed to be incorporated by reference into any such filing.

The Company was founded in 1969 on the principle of conducting our business in a responsible, honest and ethical manner. For us, good corporate governance means going beyond compliance. It means taking a leadership role in instituting and maintaining practices that represent strong business ethics—and ensuring we communicate consistently with our shareholders, customers and neighbors around the world.

To help fulfill its responsibility to our shareholders, the Board has fully embraced good corporate governance practices, both in policy and spirit. In 2003, we continued to adopt appropriate corporate governance best practices. Our long-standing Code of Business Conduct was updated to, among other things, ensure compliance with new regulatory and stock exchange requirements and make best practice enhancements as appropriate. In addition to maintaining a separate Chairman and CEO, in 2003 our independent directors appointed a Lead Independent Director. The Board also announced that effective after the Annual Meeting of Shareholders in May 2004, the Chairman position will be filled by Robert Fisher, a non-employee director.

Transparency and shareholder communication are important to us. In early 2003, we launched a corporate governance section on gapinc.com where we post our Corporate Governance Guidelines, Board committee charters, and other useful information about our governance practices. We enhanced gapinc.com in late 2003 by adding a corporate compliance section where we explain our corporate compliance program and post our Code of Business Conduct. We also recently launched a board@gap.com email box for shareholders to communicate governance matters directly to our Chairman (elect) and our Lead Independent Director.

We are committed to maintaining at least a majority of independent directors on the Board and to maintaining 100% independence on our Board committees. Our Board currently is made up of 69% independent directors. In addition, at least two members of our Audit and Finance Committee are “audit committee financial experts.” We have an active, engaged Board. New Board members are expected to participate in a formal onboarding program, and, in 2003, the Board adopted a continuing education program for existing directors. Since 1996, each Board member also participates in a formal comprehensive annual performance evaluation process. The current evaluation process includes Board, committee and individual peer assessments.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending January 29, 2005. If shareholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection. In the event the selection of Deloitte & Touche LLP is approved, the Board of Directors in its discretion may still direct the appointment of a different independent auditing firm at any time and without shareholder approval, if the Board of Directors believes that such a change would be in our best interests and in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and available to make statements to, and respond to appropriate questions of, shareholders.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 31, 2004 and February 1, 2003 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”), which includes Deloitte Consulting:

Fees	Fiscal 2003	Fiscal 2002

Audit Fees (1)	$2,047,000	$2,045,000
Audit-Related Fees (2)	29,000	37,000
Tax Fees (3)	93,000	1,232,000
All Other Fees (4)	95,000	394,000

Total Fees	$2,264,000	$3,708,000

1.	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

2.	“Audit-Related Fees” consist of fees for professional services rendered in connection with the audit of our employee benefit plans and audit procedures required by store leases.

3.	“Tax Fees” consist of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance.

4.	“All Other Fees” consist of fees for products and services other than the services reported above. In fiscal 2003, this category included fees related to tax software and training. In fiscal 2002, this category included fees related to tax software and insurance claim services.

In fiscal 2002, the Audit and Finance Committee adopted a policy to monitor and limit as appropriate non-audit related services performed by our independent auditors. The policy required pre-approval by our Chief Financial Officer and Chief Internal Auditor of any contract for services, other than audit and audit related services, up to $100,000 and by the Audit and Finance Committee for any such contract in excess of $100,000. Effective in fiscal 2003, the Audit and Finance Committee further enhanced this policy to require pre-approval by the Audit and Finance Committee of all services performed by the independent auditors.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal regulatory requirements, the independent auditor’s qualifications, independence and performance, the performance of the internal audit function, and such other duties as directed by the Board of Directors. The Committee operates under a written charter adopted by the Board of Directors, which is included in this Proxy Statement as Appendix A and is available at gapinc.com. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended January 31, 2004 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee also has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chairman)

Penelope L. Hughes

James M. Schneider

Charles R. Schwab

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN

The Board of Directors has adopted an amended and restated Executive Management Incentive Cash Award Plan (the “Executive MICAP”), subject to shareholder approval. Adoption of the Executive MICAP is subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE GAP, INC. EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN.

DESCRIPTION OF THE EXECUTIVE MICAP

The following is a summary of the principal features of the Executive MICAP (as amended and restated) and its operation. The Executive MICAP is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Purpose of the Executive MICAP

The Executive MICAP is intended to provide financial incentives for our eligible officers to meet and exceed the Company’s annual financial goals.

Background and Reasons for Amendment

We are amending the Executive MICAP in order to expand the quantitative measures that may be used in making awards and to accommodate the Company’s obligations under its employment agreement with CEO Paul Pressler, dated September 25, 2002. The primary changes to the Executive MICAP are to (1) add two new performance goals, “economic profit” and “free cash flow,” that may be used in making awards, (2) remove “economic value added” as a performance goal that may be used in making awards, (3) increase the maximum percentage of base salary that may be assigned to each participant as a target award from 100% to 150% to accommodate the target award percentage specified in the employment agreement between the Company and CEO Paul Pressler and to provide reasonable flexibility for future increases, (4) increase the maximum award payable to any participant in a fiscal year from $5 million to $7.5 million, and (5) modify the form of tender that may be used to pay awards to include stock and restricted stock.

The adoption of these amendments must be approved by our shareholders in order for awards granted under Executive MICAP to qualify for tax deductibility pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under Section 162(m), the federal income tax deductibility of compensation paid to our CEO and to each of our next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. We can only deduct compensation in excess of that amount if it qualifies as “performance-based compensation” under Section 162(m). The Executive MICAP is intended to permit us to pay incentive compensation that qualifies as performance-based compensation, thereby permitting us to receive a federal income tax deduction for the payment of such incentive compensation. If our shareholders do not approve the proposed amendments to the Executive MICAP, the existing Executive MICAP shall remain in effect.

Administration of the Executive MICAP

The Executive MICAP is administered by the Compensation and Management Development Committee of our Board (the “Committee”). The members of the Committee must qualify as “outside directors” under Section 162(m). Subject to the terms of the Executive MICAP, the Committee has the sole discretion to determine the eligible officers who are granted awards and the amounts, terms and conditions of each award.

Eligibility to Receive Awards

Eligibility for the Executive MICAP is determined in the discretion of the Committee. In selecting participants for the Executive MICAP, the Committee will choose officers of the Company and its affiliates who have the potential to significantly influence the Company’s results. For the 2004 fiscal year, there are thirteen participants in Executive MICAP. Participants in future years will be at the discretion of the Committee, but it is currently expected that a comparable number of officers will participate each year.

Awards and Performance Goals

Under the Executive MICAP, the Committee will establish (1) a target award for each participant, (2) the performance goals that must be achieved in order for the participant to actually be paid an award, and (3) a formula for calculating a participant’s award, depending upon how actual performance compares to the pre-established performance goals. The period for measuring actual performance is determined by the Committee and may be a complete fiscal year or any portion thereof (a “Fiscal Period”). Each participant’s target award will be expressed as a percentage of his or her base salary for the applicable Fiscal Period. The Committee may set performance goals that differ from participant to participant. For example, the Committee may choose performance goals based on a Company-wide or divisional basis and/or a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee. A participant’s award will increase or decrease as actual performance of the Company and/or a division increases or decreases.

There are a total of eight performance measures that may be used by the Committee in setting the performance goals for any Fiscal Period. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: comparable store sales growth, earnings, return on equity, return on net assets, sales volume, total sales, economic profit and free cash flow. Each measure is specifically defined in the Executive MICAP.

Determination of Actual Awards

After the end of each Fiscal Period, the Committee will determine the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that was achieved. No award is payable to a participant if the minimum performance level specified by the Committee for the Fiscal Period is not achieved. In any event, no participant may receive actual awards that in aggregate are more than $7.5 million for any fiscal year. For any participant, the Committee retains discretion to eliminate or reduce the actual award below the amount that otherwise would be payable under the applicable formula. The Committee does not have discretion to increase the award otherwise payable to any participant under the applicable formula. Awards under the Executive MICAP will be payable approximately ten weeks following the end of the applicable Fiscal Period. If a participant terminates employment before payment is made, the participant will forfeit the unpaid award. An exception may be made if termination of employment is due to disability or death, in which case the Committee has discretion to pay all or part of the award.

Pro Forma Benefits for the Executive MICAP

Given that payments under the Executive MICAP are determined by comparing actual performance to the performance goals established by the Committee, it is not possible to accurately predict award amounts that will be paid under the Executive MICAP. In March 2004, the Committee set performance goals for the Company’s 2004 fiscal year. The performance goals for the 2004 fiscal year provide for a targeted level of achievement for earnings, economic profit and free cash flow. The following table sets forth the target awards that would be payable to the persons named in the Summary Compensation Table and to all current executive officers as a group, assuming that the performance goals established by the Committee for the 2004 fiscal year are exactly 100% achieved, the participants’ salaries and target awards are those in effect as of February 29, 2004 and that they remain constant, the participants are employees at the time of payment, and the Committee chooses not to reduce the award otherwise payable to any participant. There can be no assurance that these assumptions actually will occur, and therefore, there can be no assurance that the target awards shown below will be paid.

Executive MICAP

Name and Principal Position	Dollar Value

Paul S. Pressler	$1,875,000

President and Chief Executive Officer of the Company

Anne B. Gust	390,000

Executive Vice President and Chief Administrative Officer of the Company

Jenny J. Ming	700,000

President, Old Navy Division

Gary Muto	595,000

President, Gap U.S. Division

Byron Pollitt	406,250

Executive Vice President and Chief Financial Officer of the Company

All executive officers as a group	4,921,100

All directors who are not executive officers as a group (1)	0

All employees who are not executive officers as a group	2,217,500

1.	The Company’s non-employee directors are not eligible to participate in the Executive MICAP.

Amendment and Termination of the Executive MICAP

The Board generally may amend or terminate the Executive MICAP at any time and for any reason, provided, however, that any amendment shall be subject to shareholder approval if necessary to ensure that awards payable pursuant to the Executive MICAP qualify under Section 162(m).

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

Occasionally, we receive suggestions from our shareholders. Some are received as formal shareholder proposals.

We have received a formal shareholder proposal from the United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, Pennsylvania 19456 (the “Proponent”). The Proponent is a mutual fund sponsored by the United Association of Journeymen and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada. The Proponent is the beneficial owner of 56,693 shares of our common stock (as of December 3, 2003). The Proponent has given notice that it intends to present for action, at the Annual Meeting, the following shareholder proposal and supporting statement. The shareholder proposal and supporting statement are quoted verbatim in italics below.

We oppose the adoption of the resolution proposed below, as we do not believe it is in the best interests of the Company and its shareholders. We ask shareholders to read through our response, which follows the shareholder proposal and supporting statement, and to vote “Against” the adoption of the proposal.

PROPONENT’S PROPOSAL AND SUPPORTING STATEMENT

“Commonsense Executive Compensation Proposal

Resolved, that the shareholders of The Gap, Inc. (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation of senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1) Salary – The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2) Annual Bonus – the annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3) Long-Term Equity Compensation – Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4) Severance – The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5) Disclosure – Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement: We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 – CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.”

YOUR BOARD’S RECOMMENDATION AGAINST THE PROPOSAL

We oppose the Proponent’s proposal because we believe it will have a significant negative impact on the continued growth and profitability of the Company.

The restrictions on executive compensation advocated in this proposal will, we believe, impede our ability to attract and retain highly qualified executives whose abilities are critical to the long-term success and competitiveness of the Company. The Company remains a target for other companies seeking management and creative talent. We believe that the salaries and incentive compensation offered pursuant to our current executive compensation program are appropriate and provide the flexibility necessary to recruit, retain and motivate our executive officers and other key employees in a competitive environment.

The Compensation and Management Development Committee of the Board of Directors, which is comprised entirely of independent directors, reviews and approves our executive compensation program as well as the salaries and incentive compensation of all executive officers on an annual basis. The Company is fortunate to have a distinguished group of experienced business leaders who serve on the Committee and promote a compensation philosophy that effectively balances and aligns the interests of our shareholders and executives. Through the compensation program, the Committee seeks to meet the concerns of shareholders by creating a performance-oriented environment that rewards executives for long-term strategic management and the enhancement of shareholder value.

Our current executive compensation program reflects the Committee’s belief that a significant portion of the annual compensation of each executive officer should be contingent upon the achievement of Company financial goals. Accordingly, our current program is comprised of three main components – base salary, annual incentive bonus and long-term incentives. It is heavily weighted toward incentive compensation, which is tied to the annual and long-term financial performance of the Company and the long-term return realized by the Company’s shareholders. We believe that the Company has benefited from the strong leadership demonstrated by the Committee in creating our current compensation program, and, in our view, it is imperative to the future success of the Company that the Committee retain its flexibility in determining the compensation of our executive officers.

The Committee periodically analyzes market data and reviews salary surveys for retail and general industry groups to ensure that the salaries and incentive compensation awarded to our executive officers is in line with industry and geographic labor market competitors. As a result, the salaries of executive officers generally fall within a target range that reflects market rates paid by those competitors. Executives also may be awarded annual bonuses under the Company’s Executive Management Incentive Compensation Award Plan but only upon the achievement of Company and/or division financial goals, which are pre-defined by the Committee. After considering the potential tax deductibility of these bonuses under Section 162(m) of the Internal Revenue Code, the Committee believes that financial performance measures should be the primary factors used in determining annual bonuses. In addition, the Company awards long-term incentives, in the form of stock options, which create a direct link between executive rewards and increased shareholder value. The Committee determines the number of stock option awards granted to each executive officer after considering competitive practices for a wide array of companies, shareholder dilution, and the contribution level and potential of each employee. Each year the Committee also issues a report on executive compensation, which is included in the Company’s Proxy Statement, together with disclosure of the compensation for the Company’s most highly paid executives.

The Company’s efforts to design compensation awards that create appropriate incentives have not gone unnoticed. In his November 19, 2002 article in Bloomberg News, entitled “Gap Breaks the Mold With CEO Pay,” Graef Crystal commended the Company for the innovative stock option package granted to CEO Paul Pressler. Mr. Crystal stated his opinion that the award’s “stringent vesting restrictions make the options more of a long-term incentive – which is what it’s supposed to be – and the option grants don’t come with a huge front-end bonus.” He also stated his opinion that “Gap’s inventive approach comes close to reconciling the ultimately irreconcilable desires of both shareholders and the new CEO.”

We believe that our current executive compensation program has been instrumental in attracting and retaining highly-skilled executives, which in turn provide the Company with a competitive advantage. We review our executive compensation program on at least an annual basis to ensure that it continues to motivate management based on both the Company’s performance and the individual’s contribution to the Company’s success. In order to continue to achieve our financial and strategic goals, we must have the flexibility to adjust our executive compensation program as changes in the competitive environment dictate.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE ADOPTION OF THIS PROPOSAL.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of March 15, 2004, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer named in the Summary Compensation Table, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Additional Notes	Percent of Class

Directors and Executive Officers

Howard Behar	6,750	—	*

Adrian D. P. Bellamy	114,643	—	*

Doris F. Fisher and Donald G. Fisher	171,112,471	(2)	19%

Robert J. Fisher	51,668,257	(3)	6%

Anne B. Gust	1,084,825	—	*

Glenda A. Hatchett	59,318	—	*

Penelope L. Hughes	9,449	—	*

Bob L. Martin	25,800	—	*

Jenny J. Ming	1,364,708	—	*

Jorge P. Montoya	0	—	*

Gary Muto	574,007	—	*

Byron Pollitt	100,422	—	*

Paul S. Pressler	1,268,388	—	*

James M. Schneider	5,667	—	*

Charles R. Schwab	127,438	(4)	*

Mayo A. Shattuck III	14,319	—	*

Margaret C. Whitman	0	—	*

All directors and executive officers as a group (20 persons)	227,598,962	(5)	25%

Certain Other Beneficial Holders

John J. Fisher	56,233,002	(6)	6%

Wellington Management Company, LLP	47,486,948	(7)	5%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

1.	Shares issuable upon exercise of stock options that are exercisable within 60 days after March 15, 2004 are treated as beneficially owned as follows: Mr. Behar, 4,150; Mr. Bellamy, 82,243; Mr. Robert J. Fisher, 19,527; Ms. Gust, 1,064,875; Ms. Hatchett, 58,936; Ms. Hughes, 9,449; Mr. Martin, 10,800; Ms. Ming, 1,276,250; Mr. Muto, 554,375; Mr. Pollitt, 100,000; Mr. Pressler, 1,266,667; Mr. Schneider, 2,667; Mr. Schwab, 78,500; and all directors and executive officers as a group, 4,590,939.

2.	Donald G. Fisher and Doris F. Fisher are husband and wife. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 171,112,471 shares beneficially owned by Doris F. Fisher and Donald G. Fisher are beneficially owned by both of them. Of the shares shown, 145,948,217 shares are held as community property. The remainder of the shares is held by the Fishers as trustees for various foundations and trusts. Amounts shown exclude shares held directly or indirectly by the Fishers’ three adult sons, beneficial ownership of which is disclaimed.

3.	Includes 2,623,725 shares held jointly by Robert J. Fisher and his spouse and 28,845,395 shares held by Robert J. Fisher as trustee under certain trusts. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

4.	Includes 8,438 shares owned by Mr. Schwab’s spouse.

5.	Reflects the information in the footnotes set forth above.

6.	Includes 28,845,394 shares owned by John J. Fisher as trustee under certain trusts. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111.

7.	The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. Wellington Management Company, LLP indicates that it has shared power to vote or direct the vote of only 37,902,324 of these shares and shared power to dispose of or direct the disposition of all of these shares. This disclosure is based on information contained in a report as of December 31, 2003 on Schedule 13G filed with the Securities and Exchange Commission pursuant to Rule 13d-1(b) or 13d-2(b) of the Securities Exchange Act of 1934, as amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers of the Company, among others, are required to file with the U.S. Securities and Exchange Commission (“SEC”) and The New York Stock Exchange an initial report of ownership of The Gap, Inc. stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of such forms in its possession, and on written representations from certain reporting persons, the Company believes that during fiscal 2003, all of its executive officers and directors filed the required reports on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table sets forth, for the periods presented, compensation paid to, earned by or awarded to our Chief Executive Officer and our four other most highly compensated executive officers in the fiscal year ended January 31, 2004. The footnotes to the table provide additional information concerning our compensation and benefit programs.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($) (2)

Paul S. Pressler	2003	$1,500,000	$3,102,198	$419,964	$0	0	$9,523
President and Chief Executive Officer of the Company	2002	535,045	885,000	190,199	0	5,000,000	0

Anne B. Gust	2003	600,000	675,256	1,569	0	225,000	7,538
Executive Vice President and Chief	2002	619,923	577,200	0	0	0	5,923
Administrative Officer of the Company	2001	599,572	0	0	0	300,000	72,852

Jenny J. Ming	2003	1,000,000	965,381	1,770	0	0	5,769
President, Old Navy Division	2002	952,109	1,291,077	0	0	700,000	6,508
	2001	848,120	0	0	0	780,000	27,090

Gary Muto	2003	850,000	904,183	1,435	0	0	7,019
President, Gap U.S. Division (3)	2002	770,620	1,045,385	0	0	750,000	8,577

Byron Pollitt	2003	625,000	1,022,142	118,824	0	0	0
Executive Vice President and Chief Financial Officer of the Company (4)	2002	12,019	0	0	0	400,000	0

1.	Except for the amounts for the specific years listed above for Messrs. Pressler and Pollitt, perquisites for fiscal years 2001, 2002 and 2003 did not exceed the lesser of $50,000 or 10% of each executive officer’s salary and bonus. At the time we hired Mr. Pressler as Chief Executive Officer in late 2002 and Mr. Pollitt as Chief Financial Officer in early 2003, each lived with his family in Southern California. Until Messrs. Pressler and Pollitt relocated their families to the San Francisco Bay Area in mid 2003, the Compensation and Management Development Committee determined that it was appropriate to provide each officer with housing in San Francisco and use of a Company airplane to commute to and from Southern California. Generally, such flights are considered “personal” for Internal Revenue Code purposes. The amount listed for Mr. Pressler in 2003 and 2002 include the cost to the Company of providing temporary housing for Mr. Pressler in San Francisco and other relocation expenses ($129,230 in 2003 and $36,000 in 2002), the incremental cost to the Company of personal flights on a Company airplane by Mr. Pressler ($150,504 in 2003, of which $77,454 represents commuting flights to and from his home and $113,066 in 2002, of which $52,403 represents commuting flights to and from his home in Southern California) and tax gross-up payments with respect to Mr. Pressler’s temporary housing in San Francisco and other relocation expenses and use of a Company airplane. The amount listed for Mr. Pollitt in 2003 includes the cost to the Company of providing temporary housing for Mr. Pollitt in San Francisco and other relocation expenses ($66,062), the incremental cost to the Company of personal flights on a Company airplane by Mr. Pollitt ($22,603, all of which represents commuting flights to and from his home in Southern California) and tax gross-up payments with respect to Mr. Pollitt’s temporary housing in San Francisco and other relocation expenses and use of a Company airplane.

2.	These amounts include earnings over 120% of the applicable federal long-term rate, but not paid or payable, during the fiscal year under our Executive Capital Accumulation Plan, Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan as follows: Ms. Gust, $65,352 for 2001; Ms. Ming, $20,813 for 2001. All amounts shown for 2003 represent the Company’s matching contributions to our GapShare 401(k) Plan.

3.	Mr. Muto became an executive officer in August 2002.

4.	The total bonus amount listed for Mr. Pollitt in 2003 includes an initial bonus ($350,000) paid to Mr. Pollitt in connection with an employment contract between the Company and Mr. Pollitt.

STOCK OPTIONS

The following tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the Summary Compensation Table for the fiscal year ended January 31, 2004.

Option Grants In Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#) (1,2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (1)	Expiration Date	Grant Date Present Value ($) (3)

Paul S. Pressler	0	0%	—	—	—

Anne B. Gust	225,000	0.8%	$14.51	3/24/13	$1,217,402

Jenny J. Ming	0	0%	—	—	—

Gary Muto	0	0%	—	—	—

Byron Pollitt	0	0%	—	—	—

1.	The options granted to Ms. Gust vest in four equal annual installments beginning on the first anniversary of the date of grant, assuming continued employment with us. The exercise price of the options are equal to the average of the high and low stock prices for our common stock as reported in NYSE—Composite Transactions for the date of grant. The options were granted for a term of ten years and are subject to termination three months following termination of employment in certain events and vesting is accelerated upon death or retirement if the option is held for at least one year.

2.	Under the terms of our 1996 Stock Option and Award Plan, the Compensation and Management Development Committee retains discretion, subject to plan limits, to modify the terms of outstanding stock options.

3.	This column represents the value of the options on the grant date using the Black-Scholes option pricing model for the common stock, utilizing the following weighted average value assumptions: stock price volatility of 48%; dividend yield of 0.54%; 3.9 year expected option term; 2.31% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised, therefore, there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on our financial results using the Black-Scholes valuation method, see Note G in the Notes to Consolidated Financial Statements in our Annual Report to Shareholders for the fiscal year ended January 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable (1)

Paul S. Pressler	0	$0	1,066,667	3,933,333	$8,193,333	$29,201,667

Anne B. Gust	43,875	415,733	964,875	512,500	4,736,781	1,373,625

Jenny J. Ming	156,093	2,032,775	1,151,250	1,743,750	5,084,525	5,663,900

Gary Muto	0	0	513,125	1,052,250	1,839,183	6,659,625

Byron Pollitt	0	0	100,000	300,000	515,750	1,547,250

1.	Represents the difference between the closing price of our common stock on January 30, 2004 ($18.50) and the exercise price of the options, multiplied by the number of shares underlying the options.

EQUITY PLAN COMPENSATION INFORMATION

The following table provides information as of January 31, 2004 about our common stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our existing equity compensation plans, including the 1996 Stock Option and Award Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan and the UK Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders (1)	46,173,559 (2)	$17.49 (2)	62,178,139 (3)

Equity Compensation Plans Not Approved by Security Holders (4)	36,517,215 (5)	$20.20	41,975,794 (6)

Total	82,690,774	$18.68	104,693,933

1.	These plans consist of our 1996 Stock Option and Award Plan (the “1996 Plan”) and Employee Stock Purchase Plan (the “ESPP”).

2.	Rights to purchase shares of our common stock (“Shares”) for the current purchase period under the ESPP began accruing on December 1, 2003; however, the number of Shares to be issued and the purchase price will not be known until May 31, 2004 (the next purchase date).

3.	This number includes 10,024,484 Shares that are available for future issuance under the ESPP.

4.	These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

5.	Rights to purchase shares of our common stock for the current purchase period under the UK ESPP began accruing on November 1, 2003; however, the number of Shares to be issued and the purchase price will not be known until April 30, 2004 (the next purchase date).

6.	This number includes 921,864 Shares that are available for future issuance under the UK Plan.

Our 1996 Stock Option and Award Plan and our Employee Stock Purchase Plan were approved by our shareholders. The following three plans were not required to be approved by our shareholders:

2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”) (formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program”) effective as of January 1, 1999. The 2002 Plan was amended and restated most recently effective as of December 13, 2002. Our shareholders have not approved the 2002 Plan. The 2002 Plan is intended to increase incentives and to encourage Share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. The 2002 Plan also is intended to further the growth and profitability of the Company. The 2002 Plan is administered by the Compensation and Management Development Committee of the Board (the “Committee”). Subject to the terms of the 2002 Plan, the Committee has the discretion to select the eligible non-officer employees who will be granted options, prescribe the terms and conditions of such options and interpret the Plan and outstanding options. The number of Shares covered by each option will be determined by the Committee. The exercise price of the Shares subject to each option will be set by the Committee, but cannot be less than 25% of the fair market value (on the date of grant) of the Shares covered by the option. Options become exercisable and terminate at the times and on the terms established by the Committee, but they may not expire later than ten years after the date of grant. If a participant terminates employment before his or her option’s normal expiration date, the option may terminate sooner than its normal expiration date, depending upon the reason for the termination. Options granted under the 2002 Plan are nontransferable other than by will or by the applicable laws of descent and distribution. The exercise price of an option must be paid in full in cash at the time of exercise. The Secretary of the Company (or his or her designee) also may permit exercise by a “same day sale” using a Company-approved broker. A total of 78,500,000 Shares previously have been reserved for issuance under the 2002 Plan, of which 40,578,967 Shares remain available for future issuance.

Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997. The Director Plan was amended and restated most recently effective as of October 30, 2001. Our shareholders have not approved the Director Plan. The Director Plan is intended to increase incentives and to encourage Share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. Under the Director Plan, each non-employee director may voluntarily elect to forego receipt of his or her annual retainer, including attendance and committee chair fees (if applicable), on a quarterly basis. Electing directors receive a nonqualified stock option to purchase Shares. An option granted under the Director Plan will have an exercise price that is discounted pursuant to a specified formula to reflect an amount up to the foregone retainer, will be exercisable immediately, and will have a maximum term of seven years. The number of Shares subject to any such option is determined pursuant to a specified formula but in no event may exceed 2,500. Any portion of the foregone retainer that would otherwise result in the number of options exceeding the 2,500 Share limit will be paid in cash. The Director Plan is administered by the Board. A total of 675,000 treasury Shares previously have been authorized for issuance under the Director Plan, of which 474,963 treasury Shares remain available for future issuance.

UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. Our shareholders have not approved the UK Plan. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire Shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase Shares at a price equal to the lower of the market value of a Share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a Share on the New York Stock Exchange. We also provide each participant a match of one Share for every seven Shares purchased under the UK Plan. Participant’s generally must hold any matching Shares received under the UK Plan for at least three years. Participants pay for their Share purchases under the UK Plan through payroll deductions from 10 to 125 pounds per month, not to exceed the lesser of 750 pounds per six-month purchase period or 10 percent of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 Shares previously have been reserved for issuance under the UK Plan, of which 921,864 remain available for future issuance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2003, Messrs. Behar, Bellamy, Martin and Msess. Hatchett and Whitman, all of whom were independent non-employee directors, served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2003, none of our executive officers served on the board of directors of companies for whom these directors serve as executive officers or employees.

REPORT OF COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation and Management Development Committee of the Board of Directors is responsible for reviewing and approving the Company’s compensation policies and the compensation paid to executive officers. The Committee also oversees senior management development, retention and succession plans.

Compensation Philosophy

The Company’s philosophy is to maximize shareholder value over time by aligning executive compensation with the Company’s financial and operational performance, individual contribution, and shareholder returns. The executive compensation program is designed to:

•	Support a performance-oriented environment which links executive rewards to shareholder value creation;

•	Motivate and reward achievement of annual and long-term objectives; and

•	Provide competitive total compensation that enables attraction and retention of key executive talent.

The program is heavily oriented toward incentive compensation tied to the annual and long-term financial performance of the Company and the long-term return realized by shareholders. Corporate and divisional performance is evaluated by reviewing the extent to which financial, operational and strategic goals are achieved. Performance criteria are reviewed each year to ensure consistency with the Company’s business strategies. Executive officers are also given annual goals against which individual performance is evaluated.

Three main components comprise the Company’s executive compensation program:

•	Base Salary

•	Annual Incentive Bonus

•	Long-Term Incentives.

Base Salary

The Committee intends to provide competitive base salaries to executive officers. To enable the Company to attract and retain top talent, executive officers’ salaries are targeted within a range that reflects salaries paid by industry and geographic labor market competitors. The Committee reviews the performance of and approves salaries for the Chief Executive Officer (“CEO”) and other executive officers annually, generally in the first fiscal quarter.

The Committee believes that the market for retailing executives includes a broader group of companies than that shown in the stock price performance graph presented in this Proxy Statement under the heading “Performance Graph.” Accordingly, in setting salaries for executive officers, the Committee periodically examines market data and salary surveys for specialty retail, consumer/branded goods and general industry groups prepared by national consulting companies. Salaries are also adjusted based on individual job performance and/or changes in duties and responsibilities. Base salaries for executive officers were not increased during fiscal year 2003.

Mr. Pressler’s annual base salary during fiscal year 2003 was $1.5 million as specified in his employment agreement with the Company. In setting the CEO’s salary, the Committee considers performance against established objectives, business challenges and market pay practices. Annual reviews of Mr. Pressler’s salary commenced in March 2004.

Annual Incentive Bonus

The Committee believes a significant portion of compensation for executive officers should be linked to the financial performance of the company. Therefore, the Company has implemented the Executive Management Incentive Cash Award Plan (“Executive MICAP”), which is a performance-based plan intended to motivate executive officers by directly linking awards to specific corporate and/or division performance goals. Specific measurements that can be used by the Committee (in its sole discretion) each period include comparable sales growth, earnings, return on equity, return on net assets, sales volume, total sales and economic value added. Threshold, target and maximum performance goals and potential bonuses are set by the Committee prior to the beginning of each performance period. For fiscal year 2003, under Executive MICAP, executive officers were eligible to receive a bonus between 21% and 140% of their salary, depending on actual earnings performance compared to target earnings goals set for the Company and/or each division. Actual bonus amounts are calculated pursuant to a predetermined formula that incorporates the extent to which earnings goals are achieved and the bonus target for each executive officer. Bonuses are paid only if threshold goals are met. The Committee, in its sole discretion, can reduce (but not increase) actual bonus payments under the plan.

For fiscal year 2003, the performance period for Executive MICAP was divided into two six-month periods representing the first and second half of the fiscal year. The first six-month period represented 40% of the total annual bonus opportunity; the second six-month period represented 60%. For each of the two performance periods in 2003, the Committee determined that the Company’s overall performance met the criteria for the executive officers set forth prior to the beginning of each period. Accordingly, executive officers, including Mr. Pressler, received an Executive MICAP bonus. Mr. Pressler received an Executive MICAP bonus in the amount of $1,227,198. In addition, as specified in his employment agreement with the Company, Mr. Pressler received a separate guaranteed bonus of $1,875,000; his agreement does not provide for a guaranteed bonus after 2003.

The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executive officers.

Long-Term Incentives

Long-term incentives represent a substantial percentage of the total compensation opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased shareholder value by tying a significant portion of total compensation to stock appreciation.

The Committee has the authority to grant stock options and other awards under the Company’s 1996 Stock Option and Award Plan. It has been the Committee’s practice to grant stock options to executive officers on an annual basis, usually in the first quarter of each fiscal year. Options typically vest 25% per year beginning one year from the date of grant, and executives generally must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted and premium stock options and has done so when necessary or appropriate to attract and/or retain key executives. The Committee believes that stock options focus executive attention on managing the Company from the long-term perspective of an owner with an equity stake in the business. Stock options are tied to the future performance of the Company’s stock and for most options, provide value to the recipient only if the price of the Company’s stock increases above the option exercise price.

The Committee determined that it was in the best interests of the Company to grant stock option awards in March 2003. In order to determine the appropriate number of options to be granted to executive officers, the Company considered competitive practices of both industry and geographic labor market competitors, including grant value of options (number of shares times the exercise price) in relation to the employee’s salary, individual performance and potential, and shareholder dilution.

In September 2002, Mr. Pressler was granted options to purchase 5,000,000 shares. Unlike most options, which are granted at market value, Mr. Pressler received a combination of discounted, market and “premium priced” options. The number and exercise price of the shares are as follows: 2,000,000 at $5.92, a price that is 50% of the market value at the date of grant; 1,500,000 at $11.83, the market value at the date of grant; 500,000 at $14.79, a price that is 125% of the market value at the date of grant; 500,000 at $17.75, a price that is 150% of the market value at the date of grant; and 500,000 at $20.70, a price that is 175% of the market value at the date of grant. The “premium priced” options are intended to reward Mr. Pressler only after shareholders have been delivered significant growth in the stock price, consistent with the Committee’s intent to link executive rewards with shareholder value creation. Excluding the 500,000 market value options vesting on the sixth anniversary date of the grant and the 500,000 market value options vesting on the seventh anniversary date of the grant, 20 percent of the remaining 4,000,000 options vest one year from the grant date, with the balance vesting in equal amounts on a monthly basis for the following four years. Mr. Pressler did not receive any stock option awards in fiscal year 2003.

Impact of Section 162(m) of the Internal Revenue Code

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company’s preference to qualify its executives’ compensation for deductibility under applicable tax laws, to the extent the Committee determines it is consistent with the Company’s best interests. The Company’s compensation plans have been designed to permit the Committee to grant awards (with exceptions, including certain restricted stock awards, discounted stock options, and discounted SARs) which qualify for deductibility under Section 162(m).

Adrian D. P. Bellamy (Chairman)

Howard Behar

Glenda A. Hatchett

Bob L. Martin

Margaret C. Whitman

PERFORMANCE GRAPH

The graph below compares the percentage changes in our cumulative total shareholder return* on our common stock for the five-year period ended January 31, 2004, with the cumulative total return of the Dow Jones U.S. Retail, Apparel Index and the S&P 500 Index.

Total Return to Shareholders

(Assumes $100 investment on 01/30/99)

Total Return Analysis

	01/30/1999	01/29/2000	02/03/2001	02/02/2002	02/01/2003	01/31/2004

The Gap, Inc.	$100	$105	$78	$37	$38	$48

DJ U.S. Retail, Apparel Index	$100	$91	$106	$93	$80	$109

S&P 500	$100	$111	$111	$99	$76	$102

* Total	return assumes quarterly reinvestment of dividends.

Source: CTA Public Relations www.ctapr.com / (303) 665-4200. Data from BRIDGE Information Systems and Dow Jones Total Return Indices.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

In September 2002, the Company entered into an employment contract with Paul S. Pressler. Under the terms of the contract, the Company agreed to retain Mr. Pressler as President and Chief Executive Officer of the Company at an annual base salary of $1,500,000 and an initial bonus of $885,000. Mr. Pressler was also guaranteed a $1,875,000 bonus payable in April 2004. The contract also provides that if Mr. Pressler is terminated as Chief Executive Officer without cause or due to a change in control prior to September 25, 2007, he will remain a non-executive employee of the Company for a period of 24 months. Subject to certain conditions during the 24 months, Mr. Pressler will continue to receive his latest base salary and health insurance coverage, as well as certain bonus payouts. In addition, vesting of the remaining portion of the options granted in 2002 to Mr. Pressler that are scheduled to vest during the next 24-month period will accelerate to the date of any termination without cause or termination due to a change in control. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee and filed with the Securities and Exchange Commission.

In January 2003, the Company entered into an employment contract with Byron Pollitt. Under the terms of the contract, if Mr. Pollitt is terminated involuntarily without cause prior to January 27, 2006, subject to certain conditions, Mr. Pollitt will continue to receive an amount equal to his latest base salary and a COBRA subsidy for 18 months if employment is terminated prior to January 27, 2005, and for 12 months if employment is terminated on or after January 27, 2005, but before January 27, 2006. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee and filed with the Securities and Exchange Commission.

In July 2003, the Company entered into a termination of employment agreement with Charles K. Crovitz. Under the terms of the agreement, Mr. Crovitz agreed to resign his employment with the Company, effective July 25, 2003. The Company agreed to pay Mr. Crovitz an amount equal to one year of his annual salary ($550,000) payable in bi-weekly payments. In addition, the Company agreed to pay Mr. Crovitz, in September 2003, the bonus he would have otherwise received under the Company’s Executive Management Incentive Cash Award Plan for the Company’s first six-month period in the Company’s fiscal year ending January 31, 2004. The terms of the agreement were reviewed and approved by the Compensation and Management Development Committee and filed with the Securities and Exchange Commission.

OTHER REPORTABLE TRANSACTIONS

We generally use a competitive bidding process for construction of new stores, expansions, relocations, and major remodels (major store projects). In addition, we utilize a construction industry standard stipulated sum, non-exclusive agreement with our general contractors. As of January 31, 2004, we had 41 general contractors qualified to competitively bid in North America. Fisher Development, Inc. (“FDI”), a company that is wholly owned by the brother of Donald G. Fisher and the brother’s immediate family is one of our qualified general contractors. The stipulated sum agreement sets forth the terms under which our general contractors including FDI may act in connection with our construction activities. We paid approximately $4.2 million to FDI in fiscal 2003 for major store projects and other projects, which represents 15% of our total spend for all projects in fiscal 2003. The Audit and Finance Committee of the Board reviews this relationship annually.

In October 2001, the Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher and Donald G. Fisher a total of approximately 26,000 square feet of space in our One Harrison and Two Folsom corporate San Francisco locations to display portions of their personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. We believe that these rental rates were at least competitive when the agreement was entered into and are currently above-market rates in San Francisco’s commercial real estate market. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions. In addition, Mr. and Mrs. Fisher allow employees to visit the galleries at no charge.

We are a party to a relocation services agreement with an independent relocation company (the “Relocation Company”) pursuant to which eligible employees receive certain relocation assistance and related services. In addition to assisting employees in finding appropriate housing in the San Francisco Bay Area, the agreement provides for the Relocation Company to purchase a transferring employee’s former residence at an appraised value or price offered by a third party buyer. Following execution of a purchase agreement between the Relocation Company and the transferring employee, the Relocation Company pays to the transferring employee an amount equal to all or part of the employee’s equity in the residence. The funds to make these payments are provided by the Company and are repaid to us by the Relocation Company from the proceeds of sale of the residence to a third party buyer, if available. The Relocation Company receives from us a minimal fee for services provided to each employee and reimbursement for any direct costs incurred in connection with the purchase of an employee’s home, including any difference in the purchase price paid by the Relocation Company to the employee and the amount received by the Relocation Company upon sale of the residence to a third party buyer. Any gain received by the Relocation Company on the sale of a residence to a third party buyer is credited toward the direct costs payable by us. In connection with the relocations of Messrs. Pressler and Pollitt, we paid to the Relocation Company $245,001 and $78,809, respectively.

OTHER BUSINESS

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (1) matters about which the proponent failed to notify us on or before February 17, 2004, (2) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission, and (3) matters incident to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

PROPOSALS OF SHAREHOLDERS

If you want us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2005, you must deliver it to the Company’s Corporate Secretary no later than December 2, 2004. Proposals must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (California time) on February 15, 2005, and no earlier than January 16, 2005 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, and other information required to be provided by the shareholder pursuant to the proxy rules of the Securities and Exchange Commission. If a shareholder fails to submit the notice by February 15, 2005, then the proposed business will not be considered at our Annual Meeting in 2005 due to the shareholder’s failure to comply with our Bylaws. Also, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2005 as to which the proponent fails to notify us on or before February 15, 2005. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or on gapinc.com.

By Order of the Board of Directors,

Lauri M. Shanahan

Corporate Secretary

APPENDIX A

AUDIT AND FINANCE COMMITTEE CHARTER

March 23, 2004

The Audit and Finance Committee of the Board of Directors assists the board in fulfilling its oversight responsibilities relating to the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the performance of the independent auditor, and such other duties as directed by the Board of Directors.

While the Audit and Finance Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of the independent auditor and management, respectively.

Structure and Organization

1.            The committee will be composed solely of directors who have the necessary experience and are independent of the management of the company and are free of any relationship that may interfere with their exercise of independent judgment as a committee member, all in accordance with SEC and NYSE requirements.

2.            The committee will consist of at least three members of the Board of Directors. Committee members and the committee chair serve at the direction of the Board of Directors. All members must be or become financially literate, at least one member must have accounting or related financial management expertise, and at least one member must be an “audit committee financial expert” as defined by SEC rules.

3.            A committee member invited to sit on another public company’s audit committee must notify the committee. The committee must determine whether or not the committee member’s service on another company’s audit committee impairs the directors’ ability to serve on the company’s committee. Committee members should be on no more than three public company audit committees.

4.            The committee will meet at least six times a year or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as appropriate. Meetings may be in person or by video or telephone conference if necessary.

5.            The committee is expected to maintain free and open communication with management, the chief internal auditor, and the independent auditor.

6.            The committee has the authority to investigate any matter brought to its attention.

7.            The committee has the authority to retain independent legal, accounting or other advisors if determined appropriate, in its sole judgment. The company will provide funding for that purpose and for ordinary administrative expenses as determined by the committee.

The committee’s responsibilities include:

General Responsibilities

1.            Meet at least quarterly with the independent auditor, the chief internal auditor, and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the committee. Provide sufficient opportunity for the independent auditor to meet with the chief internal auditor and others in the company as appropriate.

2.            Submit the minutes of all committee meetings and regularly report to the Board of Directors on committee matters.

3.            Review and reassess the adequacy of this Charter annually and propose to the board any changes to the charter.

4.            Set policies for the company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the company.

5.            Prepare a report of the committee in accordance with SEC requirements to be included in the company’s annual proxy statement.

Responsibilities Related to the Independent Auditor

1.            Retain, oversee and, where appropriate, terminate the independent auditor. On an annual basis, approve the compensation of the independent auditor, and evaluate the performance of the independent auditor. The independent auditor reports directly to the committee.

2.             Review with the independent auditor, the chief internal auditor, and management the audit plan of the independent auditor for the current year and the following year.

3.            Establish a policy with respect to the evaluation and approval of audit and permitted non-audit services and related fees, to be performed by the independent auditor.

4.            On an annual basis, in accordance with NYSE requirements, obtain and review a report by the independent auditor describing (a) the firm’s internal quality control procedures, (b) any material issues raised by their most recent internal quality control review or peer review, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years (regarding one or more audits carried out by the firm), and (c) any steps taken to deal with any issues.

5.            On an annual basis, obtain and review a report by the independent auditor delineating all relationships between the company and the independent auditor, and including the independent auditor’s written affirmation that the auditor is in fact independent. The committee should actively engage in dialogue regarding such matters that may impact the objectivity, independence and qualifications of the independent auditor. The committee will evaluate the qualifications, performance and independence of the independent auditor and present its conclusions to the board. The evaluation should include an individual evaluation of the lead partner of the independent auditor.

6.            At the committee’s discretion, arrange for the independent auditor to be available to the full Board of Directors to help provide a basis for the board’s approval of the independent auditor’s appointment.

7.            Review with the independent auditor the matters relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Responsibilities Related to the Chief Internal Auditor

1.            Review and approve the appointment, replacement, reassignment, or dismissal of the company’s chief internal auditor. Provide input into the annual goals and performance evaluation of the chief internal auditor. The chief internal auditor reports directly to both the committee and the CFO.

2.            Review at least annually the internal audit function of the company with management and the independent auditor, including a general review of the internal audit plan, the internal audit organization, staffing, budget, reporting structure, objectivity, and sufficiency.

3.            Review the results of internal audits.

Responsibilities for Oversight of the Quality and Integrity of Accounting, Auditing, and Reporting Practices of the Company

1.            Discuss the annual and quarterly financial statements, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with management and the independent auditor prior to filing. The committee should meet and discuss each quarterly earnings announcement, as well as financial information and earnings guidance provided to analysts and rating agencies, with management (and the independent auditor if desired) prior to release. The discussion may be done generally, and may include the types of information to be disclosed and the types of presentations to be made. These discussions should cover the quality (not just the acceptability) of the financial reporting, and such other matters as the committee deems appropriate.

2.            Review with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles.

3.            Review with management and the independent auditor analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the company’s financial statements, including analyses of critical accounting policies and analyses of the effects of alternative GAAP methods on the financial statements.

4.            Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company.

5.            Review with management, the independent auditor, and the company’s chief internal auditor the adequacy and effectiveness of the company’s disclosure controls and procedures, internal controls for financial reporting, and computerized information systems controls, as well as any special audit steps adopted in light of material control deficiencies.

6.            As necessary, discuss with management any significant financial risk exposure and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies.

Periodic Responsibilities

1.            Review with management any legal and regulatory matters that may have a material impact on the company’s financial statements, compliance policies, and compliance programs.

2.            Oversee the company’s Corporate Compliance Program and periodically review and suggest to management any necessary improvements in the program. Establish procedures within the Corporate Compliance Program for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the company’s Code of Business Conduct. Approve membership of the company’s compliance committee and, from time to time, meet with the Chief Compliance Officer.

3.            Act as the Company’s Qualified Legal Compliance Committee (“QLCC”) for purposes of internal and external attorney reporting under Section 307 of the Sarbanes-Oxley Act of 2002. Establish a procedure for confidential receipt, retention and consideration of any attorney report to the QLCC.

4.            Review and approve transactions with the company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under SEC rules.

5.            Annually assess the committee’s performance.

6.            Perform such other functions assigned by law, the company’s charter or bylaws, or the Board of Directors.

APPENDIX B

THE GAP, INC.

EXECUTIVE MANAGEMENT INCENTIVE CASH AWARD PLAN

(March 23, 2004 Amendment and Restatement)

1.	Purpose of the Plan

The purpose of the Executive Management Incentive Cash Award Plan (the “Plan”) is to provide financial incentives for certain of the Company’s Officers to meet and exceed the Company’s annual financial goals. Awards under the Plan are intended to qualify as “performance-based compensation” under Code section 162(m).

2.	Definitions

2.1             “Affiliated Company” means any company controlling, controlled by, or under common control with the Company.

2.2             “Award” means an award pursuant to the provisions of the Plan.

2.3             “Base Salary” means, as to a Fiscal Period, a Participant’s average actual annual salary rate during the Fiscal Period, based on the numbers of days at each actual salary rate. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

2.4             “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.5             “Committee” means the Compensation and Management Development Committee of the Company’s Board of Directors, or any other Committee appointed by the Board pursuant to Section 3 of the Plan.

2.6             “Company” means The Gap, Inc., a Delaware corporation.

2.7             “Comparable Store Sales Growth” means the Company’s or a division’s same store net sales growth for the Fiscal Period in excess of the prior year.

2.8             “Determination Date” means, as to a Fiscal Period, the latest date possible which will not jeopardize the Plan’s qualification as “performance-based compensation” under Code section 162(m).

2.9             “Earnings” shall mean either: (i) operating income of the Company or one of its divisions (operating income for a division may also include an allocation for shared costs for applicable information technology, distribution and other services from which the division benefits); or (ii) income before interest and taxes of the Company or one of its divisions; provided that prior to the Determination Date the Committee shall determine (1) whether Earnings will be measured under clause (i) or (ii), and (2) whether any significant adjustments should be made to the calculation. Non-recurring or unusual expenses shall be excluded from the calculation of Earnings.

2.10             “Economic Profit” shall mean the Company’s or a division’s Net Operating Profit After Tax (NOPAT) for a given Fiscal Period less Capital Charges. Total Company or divisional NOPAT shall mean Earnings plus interest on lease investment less income taxes. Capital Charges means the Company’s or a division’s Capital Balances multiplied by the Weighted Average Cost of Capital. Divisional Capital Balances include certain division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and shared liabilities. Total Company Capital Balances may include an aggregation of divisional Capital Balances in addition to certain shared assets and liabilities and the present value of operating leases. The Committee (prior to the Determination Date) shall determine the measures of NOPAT, Capital Balances and Capital Charges and whether any adjustments should be made to the calculation.

2.11            “Fiscal Period” means any Fiscal Year of the Company or any portion thereof as determined by the Committee.

2.12             “Fiscal Year” means any fiscal year of the Company.

2.13             “Free Cash Flow” means the Company’s or a division’s Net Earnings for a given Fiscal Period adjusted for Non-Cash Charges and changes in certain balance sheet accounts, which changes may result in an increase and/or a decrease to Net Earnings. Non-Cash Charges may include, but are not limited to, depreciation and amortization. Divisional balance sheet account changes may include activities in certain division specific operating assets and liabilities, and may also include an allocation for shared assets and shared liabilities. Total Company balance sheet account changes may include an aggregation of divisional balance sheet changes in addition to changes in certain shared assets and liabilities. The Committee (on or prior to the Determination Date) shall determine the measures of Non-Cash Charges and changes in balance sheet accounts.

2.14             “Net Earnings” means the Earnings of the Company or one of its divisions for a given Fiscal Period less certain allocated or shared expenses (e.g., headquarters, distribution centers, etc.) after interest and taxes provided that on or prior to the Determination Date the Committee shall determine whether any significant adjustments should be made to the calculation. Non-recurring or unusual expenses shall be excluded from the calculation of Net Earnings.

2.15             “Officer” means an officer (whether or not a member of the Company’s Board of Directors) employed by the Company or any Affiliated Company.

2.16             “Participant” means as to any Fiscal Period, an Officer who has been selected by the Committee for participation in the Plan for such Fiscal Period.

2.17             “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant for a Fiscal Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Comparable Store Sales Growth, (b) Earnings, (c) Return on Equity, (d) Return on Net Assets, (e) Sales Volume, (f) Total Sales, (g) Economic Profit, and (h) Free Cash Flow. As determined in the discretion of the Committee, the Performance Goals for any Fiscal Period may differ from Participant to Participant, relate to performance on a Company-wide or divisional basis, and/or provide for a comparison of actual performance by the Company or a division to actual performance by a group of competitors determined in the discretion of the Committee. For each Fiscal Period, the Committee shall, on or prior to the Determination Date, determine and set forth in writing the Performance Goals, and any particulars relating thereto, applicable to each Participant.

2.18             “Return on Equity” means the Company’s or a division’s Earnings for the Fiscal Period expressed as a percentage of the Company’s or a division’s average shareholders’ equity over the Fiscal Period.

2.19             “Return on Net Assets” means the Company’s or a division’s Earnings for the Fiscal Period expressed as a percentage of the Company’s or a division’s average assets over the Fiscal Period.

2.20             “Sales Volume” means the total sales volume per store of the Company or one of its divisions for the Fiscal Period.

2.21             “Termination of Employment” means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

2.22             “Total Sales” means the Company’s or a division’s net sales for the Fiscal Period.

2.23             “Weighted Average Cost of Capital” (or “WACC”) means the weighted average of the Company’s cost of debt and cost of capital. The weighting is determined by comparing the balance of the Company’s debt (acquired debt plus capitalized leases) to the balance of the Company’s equity based upon market value (rather than book value).

3.	Administration of the Plan

3.1             The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Company’s Board of Directors, who shall be appointed and serve at the pleasure of the Company’s Board of Directors. No member of the Company’s Board of Directors who is not an “outside director” under Code section 162(m) shall serve on the Committee.

3.2             Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants, and to determine the target Award levels, the applicable Fiscal Period, the times when Awards will be granted, and the Performance Goals which must be achieved prior to payment of any Awards. For each Fiscal Period, all actions by the Committee shall be taken by the Determination Date.

3.3             The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

3.4             A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

3.5             All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.	Eligibility and Participation

The Plan is designed for Officers whose responsibilities significantly influence Company results. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Fiscal Period basis and in the sole discretion of the Committee. Thus, an Officer who is selected for participation in a given Fiscal Period is in no way guaranteed to be selected for participation in any subsequent Fiscal Period or Fiscal Periods.

5.	Determination of Awards

5.1             Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award expressed as a percentage of Base Salary. The maximum percentage of Base Salary that may be assigned to any Participant is such percentage, which when added to the aggregate percentage used for such Participant for all other Fiscal Periods within a given Fiscal Year under Section this Section 5.1, that does not exceed 150%.

5.2             On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. Each payout formula or table shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s target Award if the Performance Goals for the Fiscal Period are achieved, and (d) provide for an actual Award greater than or less than the Participant’s target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

5.3             After the end of each Fiscal Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Fiscal Period were achieved or exceeded. The actual Award for each Participant shall be determined by applying the formula established pursuant to Section 5.2 of the Plan to the level of actual performance that has been certified by the Committee. However, each Participant’s actual Award (if any) shall be subject to the maximum provided in Section 6.

5.4             No Awards shall be paid to a Participant for a Fiscal Period unless at least the minimum actual performance for the Fiscal Period specified by the Committee pursuant to Section 5.2 of the Plan is achieved.

5.5             The Committee, in its sole discretion, may eliminate any Participant’s Award, or reduce it below that which otherwise would be payable in accordance with the Plan.

6.	Maximum Award Payable

The maximum aggregate Award(s) payable to any Participant under the Plan with respect to all Fiscal Periods of a given Fiscal Year shall be $7,500,000.

7.	Payment of Award

7.1             Except as provided in Section 7.2 of the Plan or as otherwise determined by the Committee, payment of Awards (if any) for a Fiscal Period will be made in cash, or its equivalent, stock or restricted stock on or about the date ten weeks following the end of the Fiscal Period. Stock or restricted stock granted as payment for an Award shall be issued pursuant to the Company’s equity compensation plan in existence at the time of grant.

7.2             Unless otherwise specifically determined by the Committee, a Participant actually will be entitled to payment of an Award only if the Participant is an Officer on the date of payment (except to the limited extent provided in the following sentence). If, after the completion of a Fiscal Period, a Participant incurs a Termination of Employment due to death or permanent disability, the Participant still shall be entitled to the payment of any Award for such Fiscal Period otherwise payable to the Participant (subject to Section 5.5). In the event an Award is payable to a Participant subsequent to the Participant’s death, such payment shall be made to the Participant’s estate.

7.3             The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

7.4             Each Award shall be payable solely from the general assets of the Company. Each Participant’s right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

8.	Employment Rights

Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant’s employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

9.	Effect on Other Plans

The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Company’s Board of Directors from establishing any other forms of incentive compensation for Officers.

10.	Amendment, Suspension or Termination of the Plan

The Board, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code section 162(m) as “performance-based compensation”, any such amendment shall be subject to stockholder approval.

11.	Effective Date

The Plan originally was effective as of March 21, 1995. The Plan was amended and restated effective as of January 25, 2000, and approved by a majority of the shares of the common stock of the Company that were present in person or by proxy and entitled to vote at the 2000 Annual Meeting of Shareholders. The Plan was further amended and restated effective as of January 28, 2002. This amended and restated Plan is effective as of March 23, 2004.

GAP INC. Two Folsom Street, San Francisco, CA 94105 gapinc.com

Gap Inc.

PROXY	Gap Inc.

Annual Meeting of Shareholders — May 12, 2004

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Paul S. Pressler, Byron H. Pollitt and Lauri M. Shanahan, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of the Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2004 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT — This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse side for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 12, 2004    600 The Embarcadero, San Francisco, California

10:00 a.m., Local Time

Admission Ticket

This is your admission ticket to the 2004 Annual Meeting of Shareholders of The Gap, Inc.

Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named above.

Attendance will be limited to shareholders only.

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 11, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/gps/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 11, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Gap, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3, and “AGAINST” Item 4.
1. Election of directors:	01 Howard Behar	06 Glenda A. Hatchett	10 Paul S. Pressler	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
	02 Adrian D. P. Bellamy	07 Penelope L. Hughes	11 James M. Schneider
	03 Donald G. Fisher	08 Bob L. Martin	12 Mayo A. Shattuck III
	04 Doris F. Fisher	09 Jorge P. Montoya	13 Margaret C. Whitman
05 Robert J. Fisher

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of Deloitte and Touche LLP as independent auditors.				☐ For	☐ Against	☐ Abstain
3. To approve the proposal to amend and restate the Company’s Executive Management Incentive Cash Award Plan.				☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote “AGAINST “ Item 4.				☐ For	☐ Against	☐ Abstain
4. A shareholder proposal regarding executive compensation.
5. Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, AND 3 AND AGAINST ITEM 4.
Address Change? Mark Box ☐	Indicate changes below:			Date: ,		2004

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.